EXHIBIT 10.2
LADENBURG THALMANN FINANCIAL SERVICES INC.
153 East 53rd Street
New York, NY 10022
July 13, 2006
Dr. Phillip Frost
4400 Biscayne Boulevard
Miami, Florida 33137-3227
Dear Dr. Frost:
     In connection with your appointment on this date as Chairman of the Board of Directors of Ladenburg Thalmann Financial Services Inc. (the “Company”) and your increased role with the Company, we are pleased to inform you that the Company has granted you a nonqualified option (the “Option”) to purchase 1,200,000 shares of the Company’s common stock, par value $.0001 per share (the “Common Stock”), at a purchase price of $0.86 per share (any of the underlying shares of Common Stock to be issued upon exercise of the Option are referred to hereinafter as the “Shares”), pursuant to the Company’s 1999 Performance Equity Plan, as may be and is in effect and as amended from time to time (the “Plan”). The grant of the Option is subject to and conditioned upon approval by the Company’s shareholders of an amendment to the Plan (“Shareholder Approval”), approved by the Board of Directors on this date, to increase the number of shares authorized for issuance thereunder and to increase the annual limit on grants to any individual. If such shareholder approval is not obtained, this Option shall be deemed null and void. Except as otherwise provided herein, this agreement is subject in all respects to the terms and provisions of the Plan, all of which terms and provisions are made a part of and incorporated in this agreement as if they were each expressly set forth herein. Except as otherwise provided herein, in the event of any conflict between the terms of this agreement and the terms of the Plan, the terms of the Plan shall control.
     1. Subject to the terms hereof, the Option may be exercised on or prior to July 12, 2016 (after which date the Option will, to the extent not previously exercised, expire). The Option shall vest and become exercisable as to 300,000 of the Shares on and after each of July 13, 2007, 2008, 2009 and 2010, provided you are then still a director of the Company; provided, however, that the entire Option shall vest earlier and become immediately exercisable upon (i) the occurrence of a “Change in Control” (as defined below), or (ii) upon your death or Disability (as defined in the Plan). For purposes of this Option, a “Change in Control” of the Company means the occurrence of one of the following events: (i) consummation of a reorganization, merger or consolidation, sale, disposition of all or substantially all of the assets or stock of the Company or any other similar corporate event (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the voting securities of the Company entitled to vote

Dr. Phillip Frost
July 13, 2006

generally in the election of directors immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); or (ii) Board approval of a complete dissolution or liquidation of the Company; or (iii) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than you, any member of your immediate family, and any “person” or “group” (as used in Section 13(d)(3) of the Exchange Act) that is controlled by you or any member of your immediate family, any of your beneficiaries of your estate, or any trust, partnership, corporation or other entity controlled by any of the foregoing, is or becomes, after the date hereof, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the board of directors of the Company.
     2. The Option, from and after the date it vests and becomes exercisable pursuant to Section 1 hereof, may be exercised in whole or in part by delivering to the Company a written notice of exercise in the form attached hereto as Exhibit A, specifying the number of the Shares to be purchased and the purchase price therefor, together with payment of the purchase price of the Shares to be purchased. The purchase price is to be paid in cash or by delivering shares of Common Stock already owned by you for at least six months and having a Fair Market Value (as defined in the Plan) on the date of exercise equal to the purchase price of the Option being exercised, or a combination of such shares and cash.
          In addition, payment of the purchase price of the Shares to be purchased may also be made by delivering a properly executed notice to the Company, together with a copy of the irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price, and, if required, the amount of any federal, state or local withholding taxes.
          No Shares shall be issued until full payment therefor has been made. You shall have all of the rights of a stockholder of the Company holding the Common Stock that is subject to the Option (including, if applicable, the right to vote the Shares and the right to receive dividends thereon), when you have given written notice of exercise, have paid in full for such Shares and, if requested, have given the certificate described in Section 9 hereof.
     3. In the event you cease to be a director of the Company, the Option shall forthwith terminate, provided that you may exercise any then unexercised portion of the Option then vested

Dr. Phillip Frost
July 13, 2006

and exercisable pursuant to Section 1 hereof at any time prior to the earlier of one year after such date, or the expiration of the Option.
     4. The Option is not transferable except (i) by will or the applicable laws of descent and distribution or (ii) for transfers to your family members or trusts or other entities whose beneficiaries are your family members, provided that such transfer is being made for estate, tax and/or personal planning purposes and will not have adverse tax consequences to the Company. In such event, the transferee shall remain subject to all the terms and conditions applicable to the Option prior to such transfer.
     5. In the event of your death or Disability, the Option may be exercised by your personal representative or representatives, or by the person or persons to whom your rights under the Option shall pass by will or by the applicable laws of descent and distribution, within the one year period following termination due to death or Disability.
     6. In the event of any change in the shares of Common Stock of the Company as a whole occurring as the result of a stock split, reverse stock split, stock dividend payable on shares of Common Stock, combination or exchange of shares, or other extraordinary or unusual event occurring after the date hereof, the Committee (as defined in the Plan) shall make appropriate adjustments in the terms of the Option to preserve the economic interest of the grant. Any such adjustments will be made by the Committee, whose determination will be final, binding and conclusive.
     7. The Company shall require as a condition to the exercise of any portion of the Option that you pay to the Company, or make other arrangements regarding the payment of, any federal state or local taxes required by law to be withheld as a result of such exercise.
     8. Unless at the time of the exercise of any portion of the Option a registration statement under the Securities Act of 1933, as amended (the “Act”), is in effect as to the Shares, the Shares shall be acquired for investment and not for sale or distribution, and if the Company so requests, upon any exercise of the Option, in whole or in part, you agree to execute and deliver to the Company a reasonable certificate to such effect.
     9. You understand and acknowledge that: (i) any Shares purchased by you upon exercise of the Option may be required to be held indefinitely unless such Shares are subsequently registered under the Act or an exemption from such registration is available; (ii) any sales of such Shares made in reliance upon Rule 144 promulgated under the Act may be made only in accordance with the terms and conditions of that Rule (which, under certain circumstances, restrict the number of shares which may be sold and the manner in which shares may be sold); (iii) certificates for Shares to be issued to you hereunder shall bear a legend to the effect that the Shares have not been registered under the Act and that the Shares may not be sold,

Dr. Phillip Frost
July 13, 2006

hypothecated or otherwise transferred in the absence of an effective registration statement under the Act relating thereto or an opinion of counsel satisfactory to the Company that such registration is not required; (iv) the Company shall place an appropriate “stop transfer” order with its transfer agent with respect to such Shares; and (v) you shall abide by all of the Company’s policies in effect at the time you acquire any Shares and thereafter, including the Company’s Insider Trading Policy, with respect to the ownership and trading of the Company’s securities.
     10. Article XI and Sections 14.3(a) and (b) of the Plan shall not be applicable to the Option.
     11. Promptly following the receipt of the Shareholder Approval, the Company shall use its best efforts to file and keep in effect a Registration Statement on Form S-8 registering under the Act the Shares issuable to you upon exercise of the Option.
     12. The Company represents and warrants to you as follows: (i) this agreement and the grant of the Option hereunder have been authorized by all necessary corporate action by the Company and this agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms; (ii) the grant of the Option to you on the terms set forth herein will be exempt from the provisions of Section 16(b) of the Exchange Act pursuant to Rule 16b-3(d) thereunder; (iii) the Company will obtain, at its expense, any regulatory approvals necessary or advisable in connection with the grant of the Option or the issuance of the Shares; and (iv) the Company currently has reserved and available, and will continue to have reserved and available during the term of the Option, sufficient authorized and issued shares of its Common Stock for issuance upon exercise of the Option.
     14. This agreement contains all the understandings between the Company and you pertaining to the matters referred to herein, and supercedes all undertakings and agreements, whether oral or in writing, previously entered into by the Company and you with respect hereto. No provision of this agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by you and a duly authorized officer of the Company. No waiver by the Company or you of any breach by the other party hereto of any condition or provision of this agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time. If any provision of this agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law. This agreement will be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflicts of laws principles. This

Dr. Phillip Frost
July 13, 2006

agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     Would you kindly evidence your acceptance of the Option and your agreement to comply with the provisions hereof by executing this agreement in the space provided below.

Very truly yours, LADENBURG THALMANN FINANCIAL SERVICES INC.
By:	/s/ Diane Chillemi
Diane Chillemi
Vice President and Chief Financial Officer

AGREED TO AND ACCEPTED:
/s/ Dr. Phillip Frost
Dr. Phillip Frost

EXHIBIT A
Ladenburg Thalmann Financial Services Inc.
153 East 53rd Street
New York, NY 10022
Gentlemen:
     Notice is hereby given of my election to purchase ____________ shares of Common Stock, $.0001 par value (the “Shares”), of Ladenburg Thalmann Financial Services Inc., at a price of $_________ per Share, pursuant to the provisions of the stock option granted to me on July 13, 2006. Enclosed in payment for the Shares is:
          ☐     my check in the amount of $______.
          ☐     ______ Shares having a total value of $________, such
           value being based on the closing price(s) of the Shares on the date hereof.
     The following information is supplied for use in issuing and registering the Shares purchased hereby:

Number of Certificates and Denominations	_______________________________

Name	_______________________________

Address	_______________________________

_______________________________

_______________________________

Social Security No.	_______________________________
Dated:

Very truly yours, Dr. Phillip Frost